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                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
ACCEL International Corporation:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement (Form S-2) and related prospectus.

Our report dated March 15, 1996 contains an explanatory paragraph that as discussed in Note D to the consolidated financial statements, on March 30, 1994, the Company and its principal lender agreed to waive compliance with certain loan agreement covenants through January 1, 1995. On February 7, 1995 the Company and the lender again renegotiated the credit agreement and certain of the covenants. The amended agreement stated that the loan was payable in full on June 30, 1997. On December 29, 1995, the Company issued senior notes with a different lender and retired the aforementioned credit agreement. The most recent loan agreement requires that during the period the loan is outstanding, the Company maintain consolidated tangible net worth, as defined. At December 31, 1995, required tangible net worth was $15,000,000 and the Company's consolidated tangible net worth, as defined, was $19,738,000.

                                                           KPMG Peat Marwick LLP


Columbus, Ohio
May 24, 1996